Exhibit 99.1

PRESS RELEASE

Good Sam Enterprises, LLC Announces the Completion of

Excess Cash Flow Offer to Purchase 11.50% Notes

(August 1, 2012 LINCOLNSHIRE, ILLINOIS)  Good Sam Enterprises, LLC (the “Company”), announced today the completion of an offer to purchase (the “Offer to Purchase”) up to $4,950,000 in principal amount of the Company’s outstanding 11.50% Senior Secured Notes due 2016 (the “Notes”).  The Offer to Purchase was made pursuant to the terms of the indenture governing the Notes and expired at 5:00 p.m., New York City time, on July 31, 2012.

The amount of Notes tendered was $4,000.  These Notes will be purchased by the Company and retired on August 7, 2012.

This news release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The Offer to Purchase is only being made pursuant to the excess cash flow offer to purchase and the related letter of transmittal that the Company is distributing to holders of Notes in connection with the Offer to Purchase.

The complete terms and conditions of the Offer to Purchase are set forth in the notice relating to excess cash flow offer and related letter of transmittal.

About Good Sam Enterprises, LLC

Good Sam Enterprises, LLC (GSE) and its wholly owned subsidiaries, serve the safety, security, comfort, and convenience needs of the North American outdoor and recreational vehicle market. The goal is simple: GSE makes RV ownership and the RV lifestyle more enjoyable. With various companies, brands, products and services, GSE targets almost every aspect of this diverse and dynamic niche market.

The corporate headquarters is located in Lincolnshire, Illinois.  Subsidiary operations and divisions can be found at multiple locations throughout the United States.

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